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                                                                 EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


September 15, 2000


Dear Sir/Madam:

We have read the (a) paragraph of Item 4 included in the Form 8-K dated September 11, 2000 of Amkor Technology, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP